Exhibit 99.1

For More Information:

Christi Waarich	Kathy Nugent, Ph.D. (Media)
Senior Manager of Investor Relations	Burns McClellan
Pain Therapeutics, Inc.	212-213-0006
650-825-3324
cwaarich@paintrials.com

FOR IMMEDIATE RELEASE

PAIN THERAPEUTICS PRICES SECONDARY OFFERING

SOUTH SAN FRANCISCO, Calif, - Oct. 7, 2004 - Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today announced the pricing of its previously announced public offering of 8.0 million shares of common stock at a price of $7.25 per share. Pain Therapeutics also granted to the underwriters a 30-day option to purchase up to an additional 1.2 million shares of common stock to cover over-allotments.

Citigroup and UBS Investment Bank are acting as joint book-running managers of this offering. CIBC World Markets and Rodman & Renshaw are acting as co-managers on this offering.

The public offering is being made only by means of a prospectus. Copies of the final prospectus relating to the offering can be obtained from Citigroup Global Markets Inc. (Prospectus Department, 140 58th Street, Brooklyn, NY 11220, Fax: (718) 765-6734) and UBS Securities LLC (Syndicate Department, 299 Park Avenue, New York, NY 10171).

The Company expects to complete the sale of these shares on or about October 13, 2004.

A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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